EXHIBIT 10.4

Dated

7 June 2011

Technology License

between

(1)           Evergreen Energy Asia Pacific Corp.

Evergreen Energy Inc.

and

(2)           Southern Coal Holdings Pty Ltd

Contents

CLAUSE

1.	Interpretation		1

2.	Licenses and related rights and obligations		4

3.	Delivery of Deliverables		5

4.	Quality Assurance and Non-Financial Audits		5

5.	Services		7

6.	Maximum permitted output		7

7.	Recordal of License		7

8.	Confidentiality		8

9.	License fee		10

10.	Taxes		10

11.	Revenue and Reports		11

12.	Ownership rights		11

13.	Representations, Warranties, Undertakings and Liabilities		11

14.	Insurance		14

15.	Term		14

16.	Indemnity		15

17.	Force majeure		16

18.	Miscellaneous		17

	Schedule 1	Deliverables	20
	Schedule 2	K-Fuel® Minimum Requirements	21
	Schedule 3	Licensed Patents	22

i

THIS AGREEMENT is dated 7 June, 2011

PARTIES

1.                                                Evergreen Energy Asia Pacific Corp. incorporated and registered in the state of Delaware, the United States of America, with Delaware company number 4333089, whose registered office is at 1225 17th Street, Suite 1300, Denver, Colorado 80202 and its parent Evergreen Energy Inc. incorporated and registered in the state of Delaware, the United States of America, with Delaware company number 2153178 both of the same address (together Evergreen); and

2.                                                Southern Coal Holdings Pty Ltd ACN 142 504 872 whose registered office is at Level 9, Kyle House, 27-31 Macquarie Place Sydney NSW 2000 (SCH, and together with Evergreen, the Parties, and each, a Party).

BACKGROUND

A.               On or around the date of this Agreement, Evergreen, SCH and WPG Resources Ltd (“WPG”) entered into the Subscription and Shareholders’ Agreement. The Parties wish to enter into this Agreement pursuant to the terms of the Subscription and Shareholders’ Agreement.

B.               The Evergreen Energy Asia Pacific Corp.’s parent company, Evergreen Energy Inc. (“EEE”) possesses patents and know-how pertaining to a technology, defined in this Agreement as the K-Fuel® Technology.

C.                                              Pursuant to a grant from EEE, Evergreen Energy Asia Pacific Corp. possesses the right to grant licenses of the K-Fuel® Technology in certain Pacific Rim countries, including Australia.

D.               Evergreen wishes to grant and SCH wishes to receive, a license for limited use of the K-Fuel® Technology pursuant to the terms and conditions set out in this Agreement.

E.                Evergreen and SCH shall exercise their rights in relation to the use of the K-Fuel® Technology pursuant to the terms and conditions set out in this Agreement.

AGREED TERMS

1.                INTERPRETATION

1.1              The definitions and rules of interpretation in this clause apply in this Agreement.

Affiliated Party means any corporation, partnership, limited liability company, joint venture or other entity which, directly or indirectly, or through one or more intermediaries, controls, is controlled by or is under common control with SCH. For purposes of this definition, an entity is considered to control another entity if it: (a) owns, directly or indirectly, 50% or more of the total voting securities or similar voting rights of such entity, or (b) has the power to direct or cause the direction of the management or policies of such company, whether through the ownership of voting securities, by contract, or otherwise.

Coal Refining means the removal prior to combustion of moisture and chemical impurities from coal utilizing the K-Fuel® Technology.

Commence Construction means the first physical change at the Plant’s location which is related to Plant construction, excluding any physical changes related to exploration, feasibility studies or obtaining permits. “Commenced Construction” and “Commencement of Construction” shall be interpreted in accordance with this definition.

Deliverables means the deliverables provided by Evergreen to SCH under this Agreement as set forth on Schedule 1 attached hereto.

Evergreen K-Fuel® Improvements means any improvement to the K-Fuel® Technology conceived, developed or reduced to practice by Evergreen during the Term which is generally commercially released by Evergreen and is useful in Plant operations.

Fair Market Value means the average price paid in an arms-length transaction in any calendar month.

Initial Production means the first Plant Product manufactured at the Plant for use or sale.

Integration means integration of the Plant with the K-Fuel® Technology.

K-Fuel® means any fuel product made at the Plant using the K-Fuel® Technology and that satisfies the minimum requirements set forth in Schedule 2 to this Agreement.

K-Fuel® Improvements means the Evergreen K-Fuel® Improvements and the SCH K-Fuel® Improvements.

K-Fuel® Technology means the technology embodied in the Licensed Patents, the Deliverables, knowhow and the K-Fuel® Improvements that includes the use of heat and pressure within the limits of such Licensed Patents to upgrade coal and other carbonaceous materials.

Licensed Patents means the U.S. patents and patent applications and the Australian counterparts listed on Schedule 3 hereto, all foreign counterparts thereto, any and all patents maturing from a continuation, continuation-in-part, division, reissue, re-examination or any other type of application based on the foregoing.

Non-Conforming Fuel means any product made at the Plant using the K-Fuel® Technology, other than K-Fuel.

Plant means a facility owned by SCH that has the capacity to produce K-Fuel® using the K-Fuel® Technology.

Plant Product means K-Fuel® and Non-Conforming Fuel.

Project Entity means any entity other than SCH organized and licensed by SCH to apply the K-Fuel® Technology to a project for the production of K-Fuel®.

Representatives means all officers, directors, employees, agents and representatives of a Party.

SCH K-Fuel® Improvements means any technology, whether or not patentable, conceived, developed or reduced to practice by SCH or any of its contractors, whether individually or jointly, during the Term that constitutes a modification or improvement to the K-Fuel® Technology or otherwise arising from use of the rights licensed under the license granted in Section 2.1.

Subscription and Shareholders’ Agreement means an agreement entered on or around the date of this Agreement between (1) Evergreen, (2) WPG and (3) SCH which relates to the subscription of ordinary shares by Evergreen in the capital of SCH.

Term as described in Clause 15.

Territory means Australia.

Trademark means the trademark “K-Fuel®”, U.S. Trademark Registration No. 3,171,807.

Unaffiliated Party means any third party that is not an Affiliated Party.

1.2              Clause, schedule and paragraph headings do not affect the interpretation of this Agreement.

1.3              A reference to a clause or a schedule is a reference to a clause of, or schedule to, this Agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

1.4              A person includes a natural person, a corporate or unincorporated body (whether or not having a separate legal personality).

1.5              Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6              Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.7              A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

A reference to writing or written includes faxes and scanned Adobe Acrobat Portable Document Format (PDF) documents when attached to an e-mail (with the recipient of such e-mail having provided acknowledgement of receipt).

1.8              A reference in this Agreement to a document is a reference to the document whether in paper or electronic form.

1.9              Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.10            Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.11            References to times of day are, unless the context requires otherwise, to Sydney time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.                LICENSES AND RELATED RIGHTS AND OBLIGATIONS

K-Fuel® Technology

2.1              During the Term and subject to the terms and conditions of this Agreement, Evergreen hereby grants to SCH an exclusive, non-transferable right and license, without the right to sublicense, of  the K-Fuel® Technology (which, for clarity, shall include all K-Fuel® Improvements) and for the sole purpose of Coal Refining:

(a)              to construct, start up, operate and maintain one or more Plants in the Territory;

(b)              for the Integration in the Plants;

(c)              to manufacture K-Fuel in the Plants; and

(d)              to produce K-Fuel® in the Territory up to a maximum of 15 million tonnes per annum.

Deliverables

2.2              During the Term and subject to the terms and conditions of this Agreement, Evergreen hereby grants to SCH an exclusive, non-transferable right and license, without the right to sublicense, to use the Deliverables solely in connection with SCH’s license  the K-Fuel® Technology set forth in Section 2.1.

Trademark

2.3              During the Term and subject to the terms and conditions of this Agreement, Evergreen hereby grants to SCH an exclusive license, without the right to sublicense, to use, reproduce and publicly display the Trademark in connection with the operation of the Plant and the distribution and sale of K-Fuel®. SCH shall not use, reproduce or publicly display the Trademark in connection with the distribution or sale of Non-Conforming Fuel.

2.4              SCH shall display the Trademark on the Plants and in any description of K-Fuel® in connection with its sale or disposition.

Improvements

2.5              It is expressly understood and agreed by SCH that Evergreen has no duty, express or implied, to develop any Evergreen K-Fuel® Improvements. If any Evergreen K-Fuel® Improvements are developed during the Term, such Evergreen K-Fuel® Improvements shall be promptly disclosed to SCHsubject to any conditions imposed by any third party with respect to such Evergreen K-Fuel® Improvements.

2.6              SCH shall promptly disclose to Evergreen any SCH K-Fuel® Improvements. SCH agrees to transfer, convey and assign to Evergreen, and does hereby transfer, convey and assign to Evergreen, all of SCH’s rights, title and interest in and to such SCH K-Fuel® Improvements. SCH also agrees to take all actions, execute additional documents and to otherwise cooperate as reasonably requested by Evergreen and as is necessary or reasonable to transfer all ownership rights in and to the SCH K-Fuel® Improvements to Evergreen.

2.7              SCH shall promptly disclose to Evergreen any SCH Plant improvements. SCH hereby grants to Evergreen a worldwide, perpetual, irrevocable, non-royalty bearing right and license to use the SCH Plant Improvements.

Reservation of Rights

2.8              No license or right is hereby granted by Evergreen, by implication or otherwise, with respect to any intellectual property rights, including but not limited to any rights in and to the K-Fuel® Technology except as specifically set forth herein.

3.                DELIVERY OF DELIVERABLES

Evergreen shall provide to SCH the Deliverables within 30 days of date of the Agreement or at some other date as mutually agreed by the Parties.

4.                QUALITY ASSURANCE AND NON-FINANCIAL AUDITS

Permitted Trademark Use

4.1              SCH agrees that it shall not do anything inconsistent with Evergreen’s ownership of the Trademark, either during the Term or afterwards. SCH agrees that any goodwill arising from its use of the Trademark shall inure to the benefit of and be on behalf of Evergreen. SCH shall use the Trademark in such manner that it creates a separate and distinct impression from any other trademark, trade name or service mark. Notwithstanding the foregoing, SCH shall be permitted to “co-brand” using the Trademark with prior approval of Evergreen.

4.2              SCH agrees that K-Fuel® provided by SCH in connection with the Trademark shall be provided in a high quality manner consistent with the Specifications (as defined below). SCH agrees that in its conduct of its business under the Trademark it shall (i) comply with all applicable statutes, laws, regulations, and rules, and (ii) do nothing to bring disrepute to or damage the goodwill symbolized by the Trademark.

Review of Trademark Use

4.3              Evergreen shall have the right to review SCH’s use of the Trademark. If Evergreen reasonably considers that SCH’s use of the Trademark is inconsistent with the terms of this Agreement, then (i) Evergreen shall notify SCH in writing detailing Evergreen’s concerns; and (ii) SCH shall, as soon as reasonably practicable, but in no event later than 10 business days after SCH receives notice from Evergreen, modify its use of the Trademark in accordance with Evergreen’s reasonable requests and the terms and provisions of this Agreement.

4.4              SCH shall supply to Evergreen for prior approval a copy of any material which uses the Trademark that SCH intends to exhibit or distribute to the public. SCH shall apply a legend or notice to any written material using the Trademark as set forth below or in such substantially similar form that Evergreen reasonably requests:

Legend:                “K-FUEL®” IS A REGISTERED TRADEMARK OF EVERGREEN ENERGY INC. AND USED BY SCH UNDER LICENSE”

or

Legend:                “K-FUEL® BY EVERGREEN ENERGY”

Marketing

4.5              Subject to the provisions of this clause 4, SCH shall be solely responsible for any advertising, marketing, promotional or solicitation efforts with respect to K-Fuel® in the Territory.

Plant Specifications

4.6              The intent of the Parties is that the Plants shall be used to manufacture K-Fuel®. All specifications, protocols and quality control standards (collectively, “Specifications”) used in connection with the implementation of the K-Fuel® Technology shall be provided by Evergreen.

4.7              If any such Specifications are not provided by Evergreen, SCH may develop and submit them to Evergreen for approval.  This right of SCH does not limit Evergreen’s obligation to provide the specifications.

4.8              Notwithstanding the foregoing, SCH shall be solely responsible for the construction and operation of the Plant and the production of K-Fuel®. If SCH determines that the Specifications are inadequate or deficient in any way, the SCH shall develop and submit alternative specifications, protocols and quality control standards to Evergreen for approval, such approval not to be unreasonably withheld.

4.9              SCH shall construct and operate the Plants and produce Plants Product using utmost care and SCH’s best skill and judgment. Subject to Clause 5, Evergreen shall use reasonably commercial efforts to provide any advice and assistance reasonably required by SCH in relation to construction of the Plants and the implementations of the K-Fuel® Technology, but shall have no obligation to inspect or supervise the construction or operation of the Plants.

Non Financial Audit

4.10            SCH agrees that Evergreen and its Representatives may upon reasonable prior notice and at Evergreen’s option and expense: (a) access all parts of the Plant as necessary to verify SCH’s compliance with this Agreement, (b) examine SCH’s records, files and other relevant data pertinent to SCH’s performance under this Agreement, and (c) at Evergreen’s cost perform any other audit necessary to verify SCH’s compliance with this Agreement, including without limitation any audit necessary to verify:

(a)              SCH’s compliance with the Specifications; and

(b)              that K-Fuel® meets the minimum requirements set forth in Schedule 2.

Evergreen’s decision not to perform the foregoing audits shall not relieve SCH of its obligations hereunder or waive any rights of Evergreen of enforcement hereunder. All audits shall be made during ordinary business hours and shall be conducted so as not to unreasonably interfere with SCH’s normal business activities.

5.                SERVICES

During the Term of this Agreement and subject to the terms contained herein, SCH may seek to obtain technical, geological, engineering, business development or other services from either Evergreen or WPG as the case requires pursuant to a separate Professional Services Agreement which will compensate Evergreen or WPG for employee costs, travel and other travel related costs, plus a reasonable mark-up.

6.                MAXIMUM PERMITTED OUTPUT

Unless otherwise agreed by the Parties in writing SCH shall have no rights to produce more than 15 million tonnes of K-Fuel® per annum using the K-Fuel® Technology.

7.                RECORDAL OF LICENSE

SCH may, at its own cost, promptly record the license granted to it in clause 2 of this Agreement in the relevant registries in the Territory. Evergreen must provide all assistance reasonably required by SCH to record such Licenses.

8.                                               CONFIDENTIALITY

Disclosure

8.1                                          The Parties acknowledge that for the purpose of this Agreement it may be necessary for either of the Parties to disclose (the “Disclosing Party”) to the other Party (the “Receiving Party”) proprietary information considered confidential to the Disclosing Party (“Confidential Information”). For purposes of this Agreement, the K-Fuel® Technology shall be deemed the Confidential Information of Evergreen. The Disclosing Party will disclose Confidential Information under the following conditions, which are understood to be acceptable to each Receiving Party.

8.2                                          The Parties will cooperate to mark all Confidential Information disclosed under this Agreement that either Party considers to be confidential. Preferably, the Disclosing Party will disclose its Confidential Information in writing, marked “Confidential” at the time that the Confidential Information is first disclosed. As for any Confidential Information that is first orally disclosed, the Disclosing Party should identify that Confidential Information as confidential at the time of disclosure, and then confirm that fact by delivering to the Receiving Party within 30 days a written summary marked “Confidential” To be clear, although the Parties clearly prefer to have all Confidential Information marked as described above, any failure to so mark particular Confidential Information does not, per se, render that Confidential Information non-confidential; rather, the Receiving Party always has the burden to establish that any information received from the Disclosing Party is non-confidential, by showing that the information in question falls within one of the exclusions in the definition of Confidential Information.

Confidential Undertakings

8.3                                          Each Receiving Party undertakes:

(a)                                          to treat, protect, and safeguard as proprietary and confidential all Confidential Information disclosed to it under this Agreement using at least as great a degree of care as that used to maintain the confidentiality of its own most confidential information, but in no event less than a reasonable degree of care

(b)                                         except with the Disclosing Party’s specific prior written authorization:

(i)                           not to use, either directly or indirectly, any of the Disclosing Party’s Confidential Information other than for the purposes of this Agreement;

(ii)                        not to disclose the Disclosing Party’s Confidential Information to any third parties; and

(iii)                    not to sell, trade, publish, reproduce or reverse engineer any of the Disclosing Party’s Confidential Information;

8.4                                          In the event Confidential Information received must be disclosed pursuant to the operation of law, governmental regulation or court order, where it is reasonably possible to do so, to give the Disclosing Party prior written notice and co-operate with the Disclosing Party in any attempt to test the requirement and/or to obtain a protective order.

Exclusions

8.5                                          For the purpose of this Agreement, Confidential Information shall not include information which the Receiving Party can conclusively establish:

(a)                                          at the time of disclosure, is, or, after disclosure, becomes generally known or available to the public through no act or failure to act by the Receiving Party;

(b)                                         was already known to it or was possessed by it without restriction prior to the disclosure by the Disclosing Party; or

(c)                                          was rightfully acquired and free from restriction from a third party having an unrestricted right to disclose the same. Specific Confidential Information shall not be deemed to be within any of these exclusions merely because it is embraced by more general published or available information. In addition, any combination of features shall not be deemed to be within the exclusions merely because individual features are within the exclusions, but only if the combination itself and its principle of operation are within the exclusions.

8.6                                          In the event the Receiving Party considers any of the Disclosing Party’s Confidential Information to be included in the exception(s) of Section 8.5(a) and intends to make disclosure of such Confidential Information to a third party, the Receiving Party shall give at least 30 days prior written notice to the Disclosing Party identifying:

(a)                                          the Confidential Information it intends to disclose;

(b)                                         the basis upon which the Confidential Information is believed to be included in such exception(s); and

(c)                                          the third party to whom the Confidential Information is intended to be disclosed.

Access

8.7                                          The Receiving Party shall restrict access to the Disclosing Party’s Confidential Information only to those of the Receiving Party’s Representatives who need to know such Confidential Information, provided that such Representatives are under written obligation of sufficient scope to obligate them to maintain the confidentiality of confidential information of third parties in the Receiving Party’s possession but in any event the Receiving Party shall remain responsible for any breach of this Agreement by any of its Representatives.

Authorized Disclosure

8.8                                          In the event of any authorized disclosure of Confidential Information by the Disclosing Party, the Receiving Party shall limit such disclosure strictly to that which is necessary to achieve the purpose of this Agreement. No disclosure of the Confidential Information will be made unless the third party is under obligations at least as strict as those set forth in this clause 8.

Return of Confidential Information

8.9                                          The ownership of the Confidential Information shall remain vested in the Disclosing Party, and the Disclosing Party may demand the return thereof at any time upon giving written notice to the Receiving Party. Within 30 days of receipt of such notice, the Receiving Party shall return all of the Disclosing Party’s original Confidential Information and shall destroy all copies and reproductions (including in electronic form) in the Receiving Party’s possession and in the possession of the Receiving Party’s Representatives to whom the same was disclosed pursuant to this Agreement. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information in the Receiving Party’s confidential legal files for the sole purpose of identifying and maintaining its obligations under this Agreement.

Inspection

8.10                                    The Receiving Party agrees, upon the Disclosing Party’s request and at reasonable intervals during normal business hours, to permit the Disclosing Party to conduct audits of the Receiving Party’s procedures to safeguard the Disclosing Party’s Confidential Information.

Insider Trading

8.11                                    In view of the fact that material non-public information may become available to either Party pursuant to, or in the course of performance of, this Agreement, both Parties agree not to (and agree to advise its Representatives not to) purchase, sell, or otherwise trade in any securities or derivatives of securities of the other Party (or facilitate or encourage the trading of any such securities by any other person), except in compliance with applicable laws.

9.                                               LICENSE FEE

License Fee

9.1                                          In consideration for SCH entering into the Subscription and Shareholders’ Agreement, Evergreen grants to SCH a fee-free license to K-Fuel® Technology in accordance with the terms of this Agreement.

10.                                        TAXES

10.1                                10.1 SCH shall, in addition to the other amounts payable under this Agreement, pay all sales, use, excise, value added, personal property, export, import or other taxes (whether federal, state, local, foreign or otherwise) which are levied or imposed by reason of the transactions contemplated by this Agreement. SCH shall directly pay any such taxes assessed against it, and SCH shall promptly reimburse Evergreen or

WPG as the case requires for any such taxes payable or collectable by Evergreen or WPG. If SCH pays any tax to Evergreen or WPG and the tax is later determined not to be due or is subject to a refund, Evergreen or WPG as the case requires shall immediately refund the amount thereof to SCH, together with any interest paid by the taxing authority. In no case will SCH be liable to pay for or on behalf of WPG or Evergreen any tax in the nature of a tax on income of distributions by WPG or Evergreen.

11.                                        REVENUE AND REPORTS

11.1                                    No royalties shall be payable during the operation of this Agreement.

11.2                                    On or before the 30th day after the expiration of each calendar quarter, SCH shall provide to an independent public accountant selected by Evergreen and in such detail as may be reasonably requested by Evergreen, with monthly:

11.3                                    Plant Product output statements (each an “Output Report”) setting forth:

(a)                                          the amounts of Plant Product manufactured on a cumulative and monthly basis, and

(b)                                         technical substantiation of SCH’s classification of Plant Product as K-Fuel® or Non-Conforming Fuel.

12.                                        OWNERSHIP RIGHTS

Evergreen shall own all rights, title and interest in and to the K-Fuel® Technology (which, for clarity, shall include all K-Fuel® Improvements), the Deliverables and the Trademark, including any goodwill associated with SCH’s use of the Trademark.

13.                                        REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND LIABILITIES

Mutual Representations

13.1                                    Each Party represents, warrants and agrees to each other that:

(a)                                          they have each taken all necessary actions and have all requisite powers and authorities to enter into and perform this Agreement.

(b)                                         this Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on each Party in the terms of this Agreement.

(c)                                          compliance with the terms of this Agreement shall not breach or constitute a default under any of the following:

(i)                           any agreement or instrument to which either Party is a party or by which it is bound; or

(ii)                        any order, judgment, decree or other restriction applicable to either Party.

Representations of Evergreen

13.2                                    Evergreen hereby represents, warrants and agrees that:

(a)                                          as of the date of this Agreement, it has all rights necessary in order to grant the licenses described in Sections 2.1 and 2.3 and that it will maintain such rights throughout the Term;

(b)                                         the use and implementation by SCH of the K-Fuel® Technology as contemplated by this Agreement will not infringe the intellectual property rights of any third party; and

(c)                                          Evergreen’s intellectual property rights in the K-Fuel® Technology are valid and enforceable in the Territory.

Representations and Undertakings of SCH

13.3                                    SCH represents, warrants and agrees that:

(a)                                          it will conduct its business in a manner reasonably designed to protect and enhance the reputation and integrity of the Trademark and the goodwill associated therewith;

(b)                                         To the best of its knowledge WPG has tenements that have prospectivity for delineation of Coal resources and, in the case of the Penrhyn EL 4525, WPG has announced an exploration target of 200 million tonnes of Coal (JORC Code compliant) and in the case of the Lochiel North EL 4670 WPG has announced an inferred resource, calculated by a third party, of 270 million tonnes of Coal.

(c)                                          It will use reasonable commercial efforts to Commence Construction of a Plant and have plans to produce up to 15 million tonnes of K-Fuel® by the 5th anniversary of the date of this Agreement; and

(d)                                         the Plant’s operations will comply with, meet or exceed any and all applicable government and industry standards, regulations, rules, laws or the like dealing with or applicable to such product(s); provided, however, such compliance shall not relieve SCH of any other representation, warranty or obligation contained in this Agreement.

Disclaimer

SCH acknowledges and agrees that it is licensing the K-Fuel® Technology and the Deliverables on an “as is” basis. Except as expressly set forth herein, Evergreen disclaims, to the full extent allowed by applicable law, all representations, warranties or conditions, express or implied, relating to the K-Fuel® Technology, Deliverables, Specifications, or otherwise, including without limitation any warranties or conditions relating to merchantability, fitness for a particular purpose, accuracy, completeness, viability, functionality, effectiveness, competitiveness, obsolescence or the like, any warranty or condition arising from a course of dealing, law, usage, or trade practice, any warranty or condition that the Specifications or K-Fuel® Technology or any other material provided by Evergreen are free from design flaws, any warranty or condition relating to supervision of plant construction or operation, SCH’s use of the Specifications or K-Fuel® Technology or otherwise, and any warranty or condition relating to implementation of the K-Fuel® Technology. To the extent an implied warranty cannot be excluded, such warranty is limited in duration to the warranty period.

Exclusions and Limitations of Liability

13.4                                    Notwithstanding any other provision in this agreement to the contrary, in no event shall Evergreen be liable to SCH or any other person for:

(a)                                          bodily injury (including death) or damage to tangible personal property resulting from the construction or operation of the Plant, the manufacture, use or sale of the plant product, or

(b)                                         any Plant Product, or

(c)                                          any design flaw in the Specifications, K-Fuel® Technology or any other material provided by Evergreen, or

(d)                                         any indirect, special, incidental, consequential, exemplary or punitive damages of any kind or any lost revenue or lost profits arising out of or in connection with this agreement;

each of the foregoing exclusions shall apply whether any related claim is based in contract, tort (including negligence) or otherwise and even if Evergreen has been advised of the possibility of such damages or should have foreseen such damages.

13.5                                    Notwithstanding any other provision in this Agreement to the contrary, Evergreen’s aggregate liability to SCH for all damages and losses arising under or in connection with this Agreement, whether in contract, tort (including negligence) or otherwise shall be limited to the aggregate of the amounts of revenue received by Evergreen from SCH during the 6 month period before the event or circumstances giving rise to liability. SCH acknowledges that Evergreen’s liability limitations and exclusions set forth herein are reasonable under the circumstances and that SCH’s consent thereto and agreement therewith is fairly reflected in the fees and constitutes a material inducement for Evergreen’s entry into this agreement. The exclusions and limitations on liability set forth in this section  shall apply even if the remedies otherwise provided by this agreement fail of their essential purpose.

13.6                                    Notwithstanding any other provision in this Agreement to the contrary, in no event shall SCH be liable to Evergreen or to any other person for any indirect, special, incidental, consequential, exemplary or punitive damages of any kind or any loss, revenue or lost profits arising out of or in connection with this Agreement.  This exclusion shall apply whether any related claim is placed in contract, tort (including negligence) or otherwise and even if SCH has been advised of the possibility of such damages or should have foreseen such damages.

14.                                        INSURANCE

Insurance Policies

14.1                                    Without limiting SCH’s liabilities or responsibilities in terms of this Agreement, SCH shall provide and maintain at its expense comprehensive insurance to cover such liabilities and responsibilities, including third party liability insurance, in a reasonable amount consistent with normal practices in Australia and pay the premiums necessary to keep such insurance policies in force.

15.                                        TERM

15.1                                    The term of this Agreement shall commence on the date of this Agreement and, unless sooner terminated by virtue of a termination of the Subscription and Shareholders’ Agreement (whereupon this Agreement shall automatically terminate) or as provided elsewhere in this Agreement, this Agreement expires when SCH closes and dismantles any existing Plant (the “Term”).

Termination of Exclusivity

The License created by this Agreement in favor of SCH does not terminate but may, at the election of Evergreen, become non-exclusive in the event that:

SCH has not Commenced Construction of the Plant within [five] years of the date hereof.

Except to the extent that the manufacture of Plant Product is prevented or delayed due to an event or circumstance described in Section 17.1, in the event SCH does not manufacture Plant Product in any six (6) month period after Initial Production.

Termination by SCH

15.2                                    SCH may elect to terminate this Agreement in the event that SCH closes and dismantles any existing Plant, provided that SCH gives Evergreen at least 60 days’ prior written notice of such closure and dismantling.

Effect of Termination

15.3                                    Upon the expiration or termination of this Agreement:

(a)                                          SCH shall:

(i)                           immediately cease use of the K-Fuel® Technology and the Trademark; and

(ii)                        return to Evergreen, or, at Evergreen’s election, destroy, all tangible Deliverables and Confidential Information of Evergreen; and

15.4                                    Evergreen shall return to SCH or, at SCH’s election, destroy, all tangible Confidential Information of SCH.

15.5                                    SCH shall have 180 days after the date of any termination , or such longer period as is agreed to by the Parties in writing, to use or sell all remaining Plant Product.

15.6                                    In order to determine whether SCH has complied with Section 15.3(a), SCH shall permit Evergreen, at Evergreen’s own expense, to inspect pertinent areas of SCH’s facilities one time during the first one year period following expiration or termination of this Agreement. Such visit shall be under SCH’s supervision and shall be subject to all applicable governmental laws, rules and regulations, and all applicable official regulations of the facility being visited, including, without limitation, rules which relate to safety and confidentiality.

Survival

15.7                                    All payment obligations and clause 1, clause 8, clause 12, clause 13, clause 16, clause 17 and clause 18 and Sections 2.7, 4.10, 15.5 and 15.7 shall survive any expiration or termination of this Agreement.

16.                                        INDEMNITY

Indemnity for Evergreen

16.1                                    SCH agrees to indemnify, defend and hold harmless Evergreen and its Representatives from and against any and all losses, liabilities, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) (“Losses”) resulting from any third party claim arising out of or in connection with:

(a)                                          subject to clause 16.2(d), SCH’s construction or operation of any Plant or the manufacture, use (by SCH, any Affiliated Party and any third party) or sale of the Plant Product, including without limitation any third party claim based upon bodily injury (including death) or damage to tangible personal property;

(b)                                         SCH’s or its Representatives’ gross negligence, willful misconduct, or willful misrepresentation; or

(c)                                          any violations of applicable laws or regulations by SCH or its Representatives.

(d)                                         SCH’s material breach of this Agreement.

Indemnity for SCH

16.2                                    Evergreen agrees to indemnify, defend and hold harmless SCH and its Representatives from and against any and all Losses resulting from any third party claim arising out of or in connection with:

(a)                                          Evergreen’s material breach of this Agreement;

(b)                                         Evergreen’s or its Representative’s gross negligence, willful misconduct, or willful misrepresentation;

(c)                                          any violations of applicable laws or regulations by Evergreen; or

(d)                                         the infringement of any third party’s intellectual property rights by the implementation of the K-Fuel® Technology as expressly set forth in the Deliverables.

Procedure

16.3                                    Each Party shall give the other party written notice of any claim described in Sections 16.1 and 16.2 upon such Party having actual knowledge of such claim. The indemnifying Party shall select counsel for the defense of such claim and the indemnified Parties shall provide reasonable cooperation to the indemnifying Party at the indemnifying Party’s expense. In no event may the indemnifying Party enter into a settlement or other agreement that will in any way enjoin or restrict the indemnified Party’s conduct, or require the indemnified Party to pay any amounts, without the prior written consent of the indemnified Party, which consent the indemnified Party may withhold in its sole and absolute discretion.

17.                                        FORCE MAJEURE

17.1                                    The terms and conditions mutually agreed upon in this Agreement shall be subject to force majeure. Neither SCH nor Evergreen shall be considered in default in the performance of its obligations hereunder if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, accident, fire, wind, flood or because of any law, order, proclamation, regulation, or ordinance of any government or any subdivision thereof, or because of any act of God, or any other act or action of like kind or character provided that notice of such force majeure is given by the affected Party to the other Party within 7 days of the beginning of said force majeure or the date it becomes reasonably apparent that the controlling event will create a state of force majeure; provided, however, that such exception to performance obligations shall not apply to payments due and payable hereunder. Should one or both of the Parties be prevented from fulfilling their contractual obligations due to a force majeure event lasting continuously for a period of 180 days, the Parties shall consult with each other regarding the future implementation of this Agreement.

18.                                        MISCELLANEOUS

Entire Agreement

18.1                                    This Agreement (including the exhibits hereto which are hereby incorporated by reference) represents and expresses the entire agreement of the Parties and (with the exception of the Subscription and Shareholders Agreement and the Option to Purchase Shares) supersedes all prior agreements, representations and understandings (written or oral) between the Parties concerning the subject matter hereof. An amendment or modification of a term or condition of this Agreement must be in writing duly executed by both Parties.

Mediation/Arbitration of Disputes and Reimbursement of Legal Costs.

18.2                                    Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the breach thereof) shall be settled in accordance with the relevant procedures set out in the Subscription and Shareholders Agreement.

Governing Law

18.3                                    This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws applying in New South Wales.

18.4                                    The Parties irrevocably agree that the courts of New South Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Successors and Assigns

18.5                                    The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that SCH may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Evergreen. Notwithstanding the foregoing, SCH may assign this Agreement to a third party in connection with a merger, sale, or other transfer of all or substantially all of the assets or business to which this Agreement pertains. Any attempt to assign, transfer, convey or pledge this Agreement or any right or obligation hereunder in contravention of this Section 18.4 shall be null and void.

Waivers

18.6                                    No waiver, approval, or consent permitted or contemplated by this Agreement shall be valid or effective for any purpose as against any party unless set forth in a written instrument executed by such party. In addition, resort to any remedy at law and to the other remedies provided for in this Agreement shall not be construed as a waiver of any other rights and remedies to which a Party is entitled under this Agreement or otherwise. The failure of a Party to insist, in any one or more instances, upon the strict performance of any of the terms, conditions, or covenants of this Agreement, shall not be construed as a waiver or relinquishment of such term, condition or covenant.

Severability

18.7                                    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless this Agreement, so construed, fails to meet the essential business purposes of the Parties as manifested by this document.

Relationship of Parties

18.8                                    The Parties confirm that this License Agreement is being entered into pursuant to the terms of the Subscription and Shareholders’ Agreement.

Notices

18.9                                    All notices, reports, requests, or demands to be given by either Party to the other Party under the provisions of this Agreement shall be forwarded, by facsimile, overnight delivery or certified mail, return receipt requested and postage prepaid, properly addressed to the respective Party as follows:

EVERGREEN:	Evergreen Energy Asia Pacific Corp. and Evergreen Energy Inc.
Attn: CEO
1225 17th Street, Suite 1300
Denver, Colorado 80202
FAX: 303-293-8430

with a copy to:	Evergreen Energy Inc.
Attn: General Counsel
1225 17th Street, Suite 1300
Denver, Colorado 80206
FAX: 303-293-8430

SCH:	Southern Coal Holdings Pty Ltd
Attn: Company Secretary
Level 9, Kyle House, 27-31 Macquarie Place
Sydney NSW 2000
FAX: 02 92473434

or at such other address or addresses as either Party may from time to time designate by written notice as its address or addresses for the purpose hereof. All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or, in the case of facsimile, as evidenced by the confirmation of transmission.

Integration

18.10                          This Agreement in conjunction with the Subscription and Shareholders’ Agreement embodies all the understandings and obligations between the Parties with respect to the subject manner hereof, and there are no other understandings and obligations between the Parties with respect to the subject matter hereof. No change, alteration, or modification hereof shall be effective unless made in writing and signed by the Parties hereto.

Counterparts

18.11                          This Agreement may be executed in multiple counterparts, each one of which will be construed an original, but all of which shall be considered one and the same instrument.

This Agreement has been entered into as of the date first written above.

Evergreen Energy Asia Pacific Corp.,

By:	/s/ Ilyas Khan
Name: Ilyas Khan
Title: Executive Chairman

Evergreen Energy Inc.,

By:	/s/ Ilyas Khan
Name: Ilyas Khan
Title: Executive Chairman

Southern Coal Holdings Pty Limited

By:	/s/ RK Duffin
Name: Bob Duffin
Title: Executive Chairman